Baker Tilly Virchow Krause, LLP
205 N Michigan Ave
Chicago, IL 60601-5927
tel 312 729 8000
fax 312 729 8199
bakertilly.com

March 25, 2013

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sir or Madam:

We were previously the independent registered public accounting firm for Agree Realty Corporation (the Company) and, under the date of March 8, 2013, we reported on the consolidated financial statements of the Company as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011, and 2010, and on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012. On March 22, 2013, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated March 22, 2013, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that Grant Thornton LLP was engaged by the Audit Committee to serve as the independent registered public accounting firm for 2013 and that the Company nor anyone acting on its behalf consulted Grant Thornton LLP regarding any of the matters described in Item 304(a)(2)(i) or Item 304(a)(2)(ii) of Regulation S-K.

Very truly yours,

/s/ Baker Tilly Virchow Krause, LLP

BAKER TILLY VIRCHOW KRAUSE, LLP